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                                                                     EXHIBIT 3.6

                           Amendment No. 1 to Bylaws
                                       of
                          AccuMed International, Inc.


        Pursuant to a resolution of the Board of Directors of AccuMed International, Inc. (the "Company") adopted March 23, 1998, and in accordance with Article IX, Section 1 of the Bylaws of the Company, such Bylaws are hereby amended as follows.

        1. Article III, Section 1 is hereby deleted in its entirety and the following is inserted in lieu thereof:

                                  ARTICLE III

                                   Directors

        Section 1. The board of directors shall consist of a minimum of seven and a maximum of nine members, as determined from time to time by resolution of the board of directors. Such directors shall be elected at the annual meeting of the stockholders, except as provided in Section 2 of this Article, and shall hold office until their successors are elected and qualified or until their earlier resignation or removal. Directors need not be stockholders.

        All other provisions of the Bylaws shall remain in full force and effect. A copy of this Amendment No. 1 to Bylaws shall be inserted in the Company's minute book.

                                          Respectfully submitted,


                                          /s/ JOYCE L. WALLACH
                                          --------------------------------
                                          Joyce L. Wallach, Secretary